Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 15, 2018, with respect to the consolidated financial statements and schedules of Infinity Property and Casualty Corporation included in the Registration Statement Form S-4 and related Prospectus of Kemper Corporation for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Birmingham, Alabama

April 24, 2018

A member firm of Ernst & Young Global Limited